The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
Citigroup Inc.	SUBJECT TO COMPLETION, DATED FEBRUARY 29, 2016	March----, 2016 Medium-Term Senior Notes, Series G Pricing Supplement No. 2016-CMTNG0907 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

Annual Reset Coupon Securities Based on the Russell 2000® Index Due March----, 2021

▪	The securities offer annual coupon payments at a rate that, for each annual coupon payment date, will depend on the performance of the Russell 2000® Index (the “underlying index”) over the preceding year. In general, the securities will pay a higher annual coupon rate if the underlying index has appreciated over that year and a lower annual coupon rate if the underlying index has depreciated over that year. In exchange for these annual coupon payments, investors in the securities must be willing to accept the risk of a loss of principal at maturity based on the performance of the underlying index from the initial index level, determined on the pricing date, to the final index level, determined on the final valuation date. The securities provide a 15.00% buffer against any depreciation of the underlying index from the initial index level to the final index level. However, if the underlying index depreciates by more than 15.00% from the initial index level to the final index level, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds 15.00%. Although you will be exposed to downside risk with respect to the underlying index if the underlying index depreciates by more than 15.00%, you will not participate in any appreciation of the underlying index or receive any dividends paid on the stocks that constitute the underlying index.

▪	The securities are unsecured senior debt securities issued by Citigroup Inc. Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Inc. Upon at least 15 business days’ notice, any wholly owned subsidiary of Citigroup Inc. may, without the consent of any holder of the securities, assume Citigroup Inc.’s obligations under the securities, and in such event Citigroup Inc. shall be released from its obligations under the securities, subject to certain conditions, including the condition that Citigroup Inc. fully and unconditionally guarantee all payments under the securities. See “Additional Terms of the Securities” in this pricing supplement.
Underlying index:	The Russell 2000® Index (ticker symbol: “RTY”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	March , 2016 (expected to be March 28, 2016)
Issue date:	March , 2016 (three business days after the pricing date)
Coupon payment dates:	Annually on the day of each March (expected to be the 31st day of each March), commencing March 2017, or if such day is not a business day, the immediately following business day, provided that, if the valuation date immediately preceding any coupon payment date is postponed, such coupon payment date will be postponed for the same number of business days and no additional interest will accrue as a result of such delayed payment. Notwithstanding the foregoing, the coupon payment date for the final valuation date will be the maturity date.
Valuation dates:	With respect to each coupon payment date, the fifth business day preceding such coupon payment date, and are expected to be March 24, 2017, March 23, 2018, March 25, 2019, March 24, 2020 and March 24, 2021 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur.
Annual observation period:	The period commencing on and including the pricing date and ending on and including the first valuation date, and each subsequent period from and including a valuation date to and including the next succeeding valuation date. We refer to the pricing date together with the valuation dates as the “observation dates.”
Maturity date:	March , 2021 (expected to be March 31, 2021)
Coupon:

On each annual coupon payment date, the securities will pay a coupon at an annual rate determined as follows:

▪     If the applicable annual index return percentage is zero or positive: 5.00% to 5.50% (to be determined on the pricing date)

▪     If the applicable annual index return percentage is negative: 3.00%

If the annual index return percentage for any coupon payment date is negative (meaning that the closing level of the underlying index is lower at the end of the most recent annual observation period than it was at the beginning of that annual observation period), you will only receive the lower of the two possible annual interest rates specified above.

Annual index return percentage:	For any annual coupon payment date, the annual index return percentage is the percentage change from the closing level of the underlying index on the observation date occurring at the beginning of the most recently ended annual observation period to the closing level of the underlying index on the observation date occurring at the end of that annual observation period, calculated as follows: (i) final annual index level minus initial annual index level, divided by (ii) initial annual index level.
Initial annual index level:	For purposes of calculating the annual index return percentage, the closing level of the underlying index on the observation date occurring at the beginning of the relevant annual observation period
Final annual index level:	For purposes of calculating the annual index return percentage, the closing level of the underlying index on the observation date occurring at the end of the relevant annual observation period
Payment at maturity:

At maturity, for each security you then hold, you will receive the applicable annual coupon payment plus:

▪     If the final index level is greater than or equal to the buffer level: $1,000

▪     If the final index level is less than the buffer level: ($1,000 × the index performance factor) + $150.00

If the final index level is less than the buffer level, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:	, the closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the final valuation date
Index performance factor:	The final index level divided by the initial index level
Buffer level:	, 85.00% of the initial index level
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17298CC22 / US17298CC227
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)(4)	Proceeds to issuer(4)
Per security:	$1,000.00	$35.00	$965.00
Total:	$	$	$

(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be at least $920.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $965.00 per security, assuming no custodial fee is charged by a selected dealer, and up to $970.00, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) CGMI will receive an underwriting fee of up to $35.00 for each security sold in this offering (or up to $5.00 for each security sold to fee-based advisory accounts). See “Supplemental Plan of Distribution” in this pricing supplement.

(4) The per security proceeds to Citigroup Inc. indicated above represent the minimum per security proceeds to Citigroup Inc. for any security, assuming the maximum per security underwriting fee of $35.00. As noted in footnote (3), the underwriting fee is variable. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the following hyperlinks:

Product Supplement No. EA-02-03 dated November 13, 2013

Underlying Supplement No. 3 dated November 13, 2013     Prospectus Supplement and Prospectus each dated November 13, 2013

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Annual Reset Coupon Securities Based on the Russell 2000® Index Due March----, 2021

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index”, and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Hypothetical Examples

The table below illustrates various hypothetical total returns you might receive on the securities for a range of hypothetical final index levels and a varying number of annual coupon payment dates on which the higher coupon rate stated on the cover of this pricing supplement is paid. The hypothetical total return figures in the table below represent a total return on your investment if the securities are held to maturity. The outcomes illustrated in the table below are not exhaustive, and your actual total return on the securities may differ from any example illustrated below. For ease of analysis, figures in the table below have been rounded.

The coupon rate applicable to any annual coupon payment date will depend on the annual index return percentage for the most recent annual observation period ended prior to that coupon payment date. The securities will pay a coupon at the higher coupon rate stated on the cover of this pricing supplement on an annual coupon payment date only if the relevant annual index return percentage is zero or positive. The annual index return percentage for an annual observation period will be zero or positive only if the closing level of the underlying index on the observation date occurring at the end of that annual observation period is greater than or equal to the closing level of the underlying index on the observation date occurring at the beginning of that annual observation period. If the annual index return percentage is negative for any annual coupon payment date, the coupon rate for that coupon payment date will be 3.00% per annum.

The payment at maturity will depend on the performance of the underlying index from the initial index level, determined on the pricing date, to the final index level, determined on the final valuation date. The securities provide for repayment of principal only if the underlying index has not depreciated by more than 15.00% from the initial index level to the final index level. If the underlying index depreciates by more than 15.00% from the initial index level to the final index level, so that the final index level is less than the buffer level, you will lose a portion of the stated principal amount at maturity equal to the extent to which that depreciation exceeds 15.00%.

The table below is based on the following hypothetical values and assumptions in order to illustrate how the securities work and does not reflect the actual initial index level, buffer level or coupon rate if the annual index return percentage is positive or zero, each of which will be determined on the pricing date:

Initial index level:	1,000.000 (the hypothetical closing level of the underlying index on the pricing date)
Buffer level:	850.000 (85.00% of the hypothetical initial index level)
Coupon rate if relevant annual index return percentage is zero or positive:	5.00% per annum

Hypothetical final index level	Hypothetical percentage change from initial index level to final index level	Hypothetical payment at maturity[1] per security	Hypothetical total return on the securities[2] if the annual index return percentage is zero or positive, resulting in the higher annual coupon rate, with respect to:
			All coupon payment dates	4 coupon payment dates	3 coupon payment dates	2 coupon payment dates	1 coupon payment date	No coupon payment date
1,150.000	15.00%	$1,000.00	25.00%	23.00%	21.00%	19.00%	17.00%	15.00%
1,000.000	0.00%	$1,000.00	25.00%	23.00%	21.00%	19.00%	17.00%	15.00%
900.000	-10.00%	$1,000.00	N/A	23.00%	21.00%	19.00%	17.00%	15.00%
850.000	-15.00%	$1,000.00	N/A	23.00%	21.00%	19.00%	17.00%	15.00%
849.999	-15.01%	$999.90	N/A	22.99%	20.99%	18.99%	16.99%	14.99%
750.000	-25.00%	$900.00	N/A	13.00%	11.00%	9.00%	7.00%	5.00%
500.000	-50.00%	$650.00	N/A	-12.00%	-14.00%	-16.00%	-18.00%	-20.00%
250.000	-75.00%	$400.00	N/A	-37.00%	-39.00%	-41.00%	-43.00%	-45.00%

(1) Excluding the final coupon payment.

(2) The hypothetical total return on the securities is calculated as (a) (i) the payment at maturity (excluding the final coupon payment) per security plus the aggregate coupon payments per security received over the term of the securities minus (ii) the $1,000 stated principal amount per security divided by (b) the $1,000 stated principal amount per security.

March 2016	PS-2

Citigroup Inc.
Annual Reset Coupon Securities Based on the Russell 2000® Index Due March----, 2021

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪	You may lose up to 85.00% of the stated principal amount. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying index from the initial index level, determined on the pricing date, to the final index level, determined on the final valuation date. If the underlying index depreciates by more than 15.00% from the initial index level to the final index level, so that the final index level is less than the buffer level, you will lose a portion of the stated principal amount at maturity equal to the extent to which that depreciation exceeds 15.00%.

▪	The securities will not pay an annual coupon at the higher coupon rate stated on the cover of this pricing supplement unless the applicable annual index return percentage is zero or positive. The annual index return percentage for any annual coupon payment date will be zero or positive only if the closing level of the underlying index on the observation date occurring at the end of the most recent annual observation period is greater than or equal to the closing level of the underlying index on the observation date occurring at the beginning of that observation period. If the annual index return percentage for any annual coupon payment date is negative, meaning that the closing level of the underlying index is lower on the observation date occurring at the end of the most recent annual observation period than it was on the observation date occurring at the beginning of that annual observation period, the related annual coupon payment will be made at the lower coupon rate of 3.00% per annum. It is possible that you will receive only the lower coupon rate of 3.00% per annum on each annual coupon payment date over the entire term of the securities.

▪	Higher coupon rates are associated with greater risk. If each annual coupon payment is made at the higher coupon rate stated on the cover of this pricing supplement, the securities would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may receive only the lower coupon rate on one or more, or all, coupon payment dates and the risk that you may receive significantly less than the stated principal amount of your securities at maturity. The volatility of the underlying index is an important factor affecting this risk. Greater expected volatility of the underlying index as of the pricing date may result in a higher potential coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing level of the underlying index will decline over the term of the securities, such that you will not receive one or more, or any, coupon payments during the term of the securities at the higher coupon rate and that the closing level of the underlying index will be less than the buffer level on the final valuation date, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	The securities offer downside exposure to the underlying index, but no upside exposure to the underlying index. Although you will be exposed to downside risk with respect to the underlying index, you will not participate in any appreciation in the level of the underlying index over the term of the securities and will not receive any dividends paid on the stocks that make up the underlying index. Consequently, your return on the securities will be limited to the coupon payments you receive, and may be significantly less than the return on the underlying index over the term of the securities.

▪	The performance of the securities will depend on the closing level of the underlying index solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying index. The rate at which coupon payments will be made for any given year will depend on the closing level of the underlying index solely on the applicable annual valuation date, regardless of the closing level of the underlying index on other days during the term of the securities. Your payment at maturity will depend solely on the closing level of the underlying index on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing level of the underlying index on a limited number of dates, the securities will be particularly sensitive to volatility in the closing level of the underlying index. You should understand that the underlying index has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

March 2016	PS-3

Citigroup Inc.
Annual Reset Coupon Securities Based on the Russell 2000® Index Due March----, 2021

▪	The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying index may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The

March 2016	PS-4

Citigroup Inc.
Annual Reset Coupon Securities Based on the Russell 2000® Index Due March----, 2021

amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The securities will be subject to risks associated with small capitalization stocks. The stocks that constitute the underlying index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Our offering of the securities does not constitute a recommendation of the underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying index or in instruments related to the underlying index or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates may affect the level of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

▪	The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Adjustments to the underlying index may affect the value of your securities. Russell Investment Group (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. Moreover, the securities may be assumed by a successor issuer, as discussed in “Additional Terms of the Securities.” The law regarding whether or not such an assumption would be considered a taxable modification of the securities is not entirely clear and, if the IRS were to treat the assumption as a taxable modification, a U.S. Holder would generally be required to recognize gain (if any) on the securities and the timing and character of income recognized with respect to the securities after the assumption could be affected significantly. As described below under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons is subject to withholding tax, possibly with retroactive effect.

March 2016	PS-5

Citigroup Inc.
Annual Reset Coupon Securities Based on the Russell 2000® Index Due March----, 2021

As described below under “United States Federal Tax Considerations,” in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional Terms of the Securities

Upon at least 15 business days’ notice, any wholly owned subsidiary (the “successor issuer”) of Citigroup Inc. may, without the consent of any holder of the securities, assume all of Citigroup Inc.’s obligations under the securities, and in such event Citigroup Inc. shall be released from its obligations under the securities (in each case, except as described below), subject to the following conditions:

(a)	Citigroup Inc. shall enter into a supplemental indenture under which Citigroup Inc. fully and unconditionally guarantees all payments on the securities when due, agrees to comply with the covenants described in the section “Description of Debt Securities—Covenants—Limitations on Liens” and “—Limitations on Mergers and Sales of Assets” in the accompanying prospectus as applied to itself and retains certain reporting obligations under the indenture;

(b)	the successor issuer shall be organized under the laws of the United States of America, any State thereof or the District of Columbia; and

(c)	immediately after giving effect to such assumption of obligations, no default or event of default shall have occurred and be continuing.

Upon any such assumption, the successor issuer shall succeed to and be substituted for, and may exercise every right and power of, Citigroup Inc. under the securities with the same effect as if such successor issuer had been named as the original issuer of the securities, and Citigroup Inc. shall be relieved from all obligations and covenants under the securities, except that Citigroup Inc. shall have the obligations described in clause (a) above. For the avoidance of doubt, the successor issuer shall not be responsible for Citigroup Inc.’s compliance with the covenants described in clause (a) above.

If a successor issuer assumes the obligations of Citigroup Inc. under the securities as described above, events of bankruptcy or insolvency or resolution proceedings relating to Citigroup Inc. will not constitute an event of default with respect to the securities, nor will any breach of a covenant by Citigroup Inc. (other than payment default). Therefore, if a successor issuer assumes the obligations of Citigroup Inc. under the securities as described above, events of bankruptcy or insolvency or resolution proceedings relating to Citigroup Inc. (in the absence of any such event occurring with respect to the successor issuer) will not give holders the right to declare the securities to be due and payable, and a breach of a covenant by Citigroup Inc. (including the covenants described in the section “Description of Debt Securities—Covenants—Limitations on Liens” and “—Limitations on Mergers and Sales of Assets” in the accompanying prospectus), other than payment default, will not give holders the right to declare the securities to be due and payable. Furthermore, if a successor issuer assumes the obligations of Citigroup Inc. under the securities as described above, it will not be an event of default under the securities if the guarantee of the securities by Citigroup Inc. ceases to be in full force and effect or if Citigroup Inc. repudiates the guarantee.

There are no restrictions on which subsidiary of Citigroup Inc. may be a successor issuer other than as specifically set forth above. The successor issuer may be less creditworthy than Citigroup Inc. and/or may have no or nominal assets. If Citigroup Inc. is resolved in bankruptcy, insolvency or other resolution proceedings and the securities are not contemporaneously declared due and payable, and if the successor issuer is subsequently resolved in later bankruptcy, insolvency or other resolution proceedings, the value you receive on the securities may be significantly less than what you would have received had the securities been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution proceedings relating to Citigroup Inc. or the breach of a covenant by Citigroup Inc.

The securities are “specified securities” for purposes of the indenture. The terms set forth above do not apply to all securities issued under the indenture, but only to the securities offered by this pricing supplement (and similar terms may apply to other securities issued by Citigroup Inc. that are identified as “specified securities” in the applicable pricing supplement).

You should read carefully the discussion of U.S. federal tax consequences of any such assumption under “United States Federal Tax Considerations” in this pricing supplement.

March 2016	PS-6

Citigroup Inc.
Annual Reset Coupon Securities Based on the Russell 2000® Index Due March----, 2021

Information About the Underlying Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by Russell Investments, a subsidiary of Russell Investment Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of Russell Investment Group and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—Russell 2000® Index—License with Russell” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—Russell 2000® Index” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index, including certain risks that are associated with an investment linked to the Russell 2000® Index.

Historical Information

The closing level of the underlying index on February 25, 2016 was 1,031.576.

The graph below shows the closing levels of the underlying index for each day such level was available from January 3, 2011 to February 25, 2016. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the underlying index as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 3, 2011 to February 25, 2016

March 2016	PS-7

Citigroup Inc.
Annual Reset Coupon Securities Based on the Russell 2000® Index Due March----, 2021

United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying product supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you are an initial holder of a security that purchases the security for cash at its stated principal amount, and holds the security as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding the securities as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	an entity classified as a partnership for U.S. federal income tax purposes;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”; or

•	a person subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effect of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat each security for U.S. federal income tax purposes as a unit comprising (i) an option written by you that, if exercised, requires you to pay at maturity an amount equal to the Deposit (as defined below) in exchange for an amount determined by reference to the final value of the index (the “Put Option”) and (ii) a deposit with us of a fixed amount of cash equal to the stated principal amount of the security to secure your potential obligation under the Put Option (the “Deposit”).  In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our tax counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

•	a portion of each coupon payment made with respect to a security will be attributable to interest on the Deposit; and

•	the remainder will represent option premium attributable to your grant of the Put Option (with respect to each coupon payment received and, collectively, all coupon payments received, “Put Premium”).

March 2016	PS-8

Citigroup Inc.
Annual Reset Coupon Securities Based on the Russell 2000® Index Due March----, 2021

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities. Unless otherwise stated, the following discussion is based on the treatment of each security as a Put Option and a Deposit.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The discussion herein is subject to the discussion below under “Assumption by a Successor Issuer” and should be read in conjunction therewith.

Coupon Payments. We intend to treat the Deposit as a “variable rate debt instrument,” and the following discussion is based on this treatment. Interest on the Deposit generally will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of tax accounting. Because the amount of each interest payment on the Deposit will not be fixed prior to the relevant valuation date, it is not clear how much interest income would be treated as accruing prior to the time each interest payment on the Deposit becomes fixed. If, however, the IRS were to treat the Deposit as a “contingent payment debt instrument,” the timing and character of income recognized on the Deposit could differ significantly. You should consult your tax adviser concerning this possibility.

The Put Premium should not be taken into account until retirement or earlier sale or exchange of the security.

Sale or Exchange Prior to Retirement. Upon a sale or exchange of a security prior to retirement, you should apportion the amount realized between the Deposit and the Put Option based on their respective values on the date of sale or exchange. If the value of the Put Option is negative, you should be treated as having made a payment of such negative value to the purchaser in exchange for the purchaser’s assumption of the Put Option, in which case a corresponding amount should be added to the amount realized in respect of the Deposit.

You should recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount realized that is apportioned to the Deposit (other than any amount attributable to accrued interest on the Deposit, which should be treated as a payment of interest) and (ii) your basis in the Deposit (i.e., the price you paid to acquire the security). Such gain or loss should be long-term capital gain or loss if you have held the security for more than one year, and short-term capital gain or loss otherwise. Because the amount of a coupon payment in respect of an accrual period will not be known until the end of the relevant observation period, it is not clear how much interest, if any, will be treated as having accrued on the Deposit at the time of a sale or exchange that occurs during the period.

You should recognize gain or loss in respect of the Put Option in an amount equal to the total Put Premium you previously received, decreased by the amount deemed to be paid by you, or increased by the amount deemed to be paid to you, in exchange for the purchaser’s assumption of the Put Option. This gain or loss should be short-term capital gain or loss.

Tax Treatment at Retirement. The coupon payment received upon retirement will be treated as described above under “Coupon Payments.”

If a security is retired for its stated principal amount (without taking into account any coupon payment), the Put Option should be deemed to have expired unexercised, in which case you should recognize short-term capital gain in an amount equal to the sum of all payments of Put Premium received, including the Put Premium received upon retirement.

At maturity, if you receive an amount of cash that is different (without taking into account the final coupon payment) from the stated principal amount of a security, the Put Option should be deemed to have been exercised and you should be deemed to have applied the Deposit toward the cash settlement of the Put Option. In that case, you should recognize short-term capital gain or loss with respect to the Put Option in an amount equal to the difference between (i) the sum of the total Put Premium received (including the Put Premium received at maturity) plus the cash you receive at maturity, excluding the final coupon payment, and (ii) the Deposit.

March 2016	PS-9

Citigroup Inc.
Annual Reset Coupon Securities Based on the Russell 2000® Index Due March----, 2021

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities. A security could be treated as a debt instrument issued by us, in which case the timing and character of taxable income with respect to coupon payments on the securities would differ from that described herein and all or a portion of any gain you realize would generally be treated as ordinary income. Under other possible treatments, the entire coupon on the securities might either be (i) treated as income to you at the time received or accrued or (ii) not accounted for separately as giving rise to income to you until the sale, exchange or retirement of the securities. In addition, you could be subject to special reporting requirements if any loss exceeded certain thresholds. You should consult your tax adviser regarding these issues.

Other possible U.S. federal income tax treatments of the securities are possible that could also affect the timing and character of income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a beneficial owner during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities to you.

Subject to the discussion below regarding “FATCA,” under current law, you generally should not be subject to U.S. federal withholding or income tax in respect of payments on the securities or amounts received on the sale, exchange or retirement of the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a U.S. person.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In this event, if you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the issues presented by the notice.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to the discussion below regarding “FATCA” and the Form W-8 certification requirement described above), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities. We will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder, or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has

March 2016	PS-10

Citigroup Inc.
Annual Reset Coupon Securities Based on the Russell 2000® Index Due March----, 2021

retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S. situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

Amounts paid on the securities, and payment of the proceeds of a taxable disposition of the securities, may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

Assumption by a Successor Issuer

Under their terms, the securities may be assumed by a successor issuer, in which case we will guarantee the successor issuer’s payment obligations under the securities. See “Additional Terms of the Securities.” We intend to treat such an assumption as not giving rise to a taxable modification of the securities. While our tax counsel believes this treatment of such an assumption is reasonable under current law and based on the expected circumstances of the assumption, it has not rendered an opinion regarding such treatment in light of the lack of clear authority addressing the consequences of such an assumption. Provided that an assumption of the securities is not a taxable modification, the U.S. federal income tax treatment of the securities would not be affected by the assumption. However, if the IRS were to treat an assumption of the securities as a taxable modification, the timing and character of income recognized with respect to the securities after the assumption could be affected significantly, depending on circumstances at the time of the assumption. Moreover, a U.S. Holder would generally be required to recognize gain (if any) with respect to the securities at the time of the assumption in the same manner as described above in respect of a sale or other taxable disposition of the securities. You should consult your tax adviser regarding the consequences of an assumption of the securities.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Although the application of these rules to the securities is not entirely clear because the U.S. federal income tax treatment of the securities is unclear, it would be prudent to assume that a withholding agent will treat the securities as subject to the withholding rules under FATCA. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding the potential application of FATCA to the securities.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $35.00 for each $1,000 security sold in this offering (or up to $5.00 per security in the case of sales to fee-based advisory accounts). The actual underwriting fee will be equal to $35.00 for each $1,000 security sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $35.00 for each $1,000 security they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include selected dealers acting as custodians, a variable selling concession of up to $5.00 for each $1,000 security they sell to fee-based advisory accounts.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

March 2016	PS-11

Citigroup Inc.
Annual Reset Coupon Securities Based on the Russell 2000® Index Due March----, 2021

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from the investors at any time. See “Summary Risk Factors—The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2016 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

March 2016	PS-12